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Exhibit 1.14

REPORT UNDER
SECTION 101 OF THE SECURITIES ACT (ONTARIO),
SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA),
SECTION 176 OF THE SECURITIES ACT (ALBERTA),
SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN),
SECTION 92 OF THE SECURITIES ACT (MANITOBA),
SECTIONS 147.11 and 147.12 OF THE SECURITIES ACT (QUEBEC),
SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA), AND
SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND AND LABRADOR)
SECTION 126 OF THE SECURITIES ACT (NEW BRUNSWICK)

The following information is filed pursuant to the provisions listed above under applicable securities legislation:

  (a)
  the name and address of the offeror:

    Xstrata Canada Inc.
    c/o Xstrata plc
    Bahnhofstrasse 2
    6301 Zug
    Switzerland

  (b)
  the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report and whether it was ownership or control that was acquired in those circumstances;

    Xstrata Canada Inc. (the "Offeror"), made an offer dated May 18, 2006 (the "Original Offer"), as varied, amended, and supplemented by the notice of extension dated July 7, 2006, the notice of variation dated July 11, 2006, the notice of variation dated July 21, 2006, and the notice of extension dated August 15, 2006 (as varied, amended and supplemented, the "Offer"), to purchase all of the outstanding common shares of Falconbridge Limited ("Falconbridge") together with the associated rights (the "SRP Rights") under the shareholder rights plan of Falconbridge (collectively, the "Common Shares"), which includes Common Shares that may have become issued and were outstanding after the date of the Original Offer upon the conversion, exchange or exercise of any securities of Falconbridge (other than the SRP Rights) that are convertible into or exchangeable or exercisable for Common Shares, other than any Common Shares owned directly or indirectly by Xstrata plc ("Xstrata").

    On September 5, 2006, the Offeror mailed a notice of compulsory acquisition (the "First Offeror's Notice") to acquire all of the Common Shares that were outstanding at the close of business on September 1, 2006 (the "First Compulsory Acquisition"), pursuant to the provisions of section 188 of the Business Corporations Act (Ontario) (the "OBCA"), other than Common Shares owned by Xstrata or its affiliates. The First Compulsory Acquisition was completed on October 5, 2006.

    On October 2, 2006, the Offeror mailed a second notice of compulsory acquisition (the "Second Offeror's Notice") to acquire all of the Common Shares that were issued by Falconbridge after the close of business on September 1, 2006 (the "Second Compulsory Acquisition"), pursuant to the provisions of section 188 of the OBCA. At midnight on November 1, 2006, pursuant to the provisions of section 188 of the OBCA, the Offeror was deemed to have acquired 314,593 Common Shares representing approximately 0.1% of the issued and outstanding Common Shares (the "Purchased Shares"). A copy of the news release is attached as Exhibit A.

  (c)
  the designation and number or principal amount of securities and the offeror's securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report;

    Together with the Purchased Shares, the Offeror beneficially owns and controls 285,771,971 Common Shares, representing approximately 75.6% of the issued and outstanding Common Shares.

  (d)
  the designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:

  (i)
  the offeror, either alone or together with any joint actors, has ownership and control;

      The Offeror, along with its associates and affiliates, beneficially owns 377,994,397 Common Shares, representing 100% of the issued and outstanding Common Shares.

      On August 14, 2005, 1184760 Alberta Ltd. (individually, "Xstrata Alberta" and together with the Offeror and Xstrata, the "Reporting Persons"), of which the Offeror is a wholly-owned indirect subsidiary, acquired 73,115,756 Common Shares. Between then and September 19, 2005, Xstrata Alberta acquired in three private transactions an additional 550,240 Common Shares. On July 28, 2006, Xstrata Alberta acquired an additional 18,556,430 Common Shares through the facilities of the Toronto Stock Exchange. Xstrata Alberta acquired, in the foregoing transactions, an aggregate of 92,222,426 Common Shares, representing approximately 24.4% of the issued and outstanding Common Shares.

      On August 14, 2006, the Offeror acquired, pursuant to the Offer, 258,241,927 Common Shares. On August 25, 2006, the Offeror acquired, pursuant to the Offer, an additional 18,593,030 Common Shares. On October 5, 2006, the Offeror was deemed to have acquired, pursuant to the provisions of section 188 of the OBCA, 8,622,421 Common Shares.

    (ii)
    the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor; and

      None.

    (iii)
    the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership;

      None.

  (e)
  the name of the market in which the transaction or occurrence that gave rise to this report took place:

    Not applicable.

  (f)
  the purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to this report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer:

    On October 2, 2006, the Offeror, in accordance with its consistently stated objective of acquiring 100% of the Common Shares, mailed the Second Offeror's Notice to acquire all of the Common Shares that were issued after the close of business on September 1, 2006. At midnight on November 1, 2006, the Offeror was deemed to have acquired, pursuant to the Second Compulsory Acquisition, 314,593 Common Shares.

    The foregoing description of the Second Compulsory Acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the offer and offering circular for the Original Offer dated May 18, 2006, as varied, amended and supplemented by the Notice of Extension dated July 7, 2006, the Notice of Variation dated July 11, 2006, the Notice of Variation dated July 21, 2006, the Notice of Extension dated August 15, 2006, each of which was filed with Canadian regulatory authorities, the First Offeror's Notice which the Offeror mailed on September 5, 2006, and the Second Offeror's Notice which the Offeror mailed on October 2, 2006.

  (g)
  the general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to this report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities;

    Not applicable.

  (h)
  the names of any joint actors in connection with the disclosure required by this report;

    The Offeror is a wholly-owned indirect subsidiary of Xstrata Alberta, which is a wholly-owned indirect subsidiary of Xstrata. Xstrata is a major global diversified mining group listed on the London and Swiss stock exchanges. The principal executive offices of Xstrata are located at Bahnhofstrasse 2, 6301 Zug, Switzerland.

    The Reporting Persons expressly disclaim that any person other than wholly-owned direct or indirect subsidiaries of Xstrata has acted jointly or in concert with the Reporting Persons in connection with the acquisition described in this Report.

  (i)
  in the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror; and

    The consideration to be paid by the Offeror in connection with the purchase of the Common Shares referred to in (b) and (f) above will be the equivalent of Cdn. $62.50 for each Common Share.

  (j)
  if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements in respect of the reporting issuer's securities.

    See paragraph (f) above.

DATED this 2nd day of November, 2006

XSTRATA CANADA INC.
by	(Signed) Benny Steven Levene Name: Benny Steven Levene Title: President and Secretary

EXHIBIT A

NEWS RELEASE

XSTRATA COMPLETES ACQUISITION OF FALCONBRIDGE;
FALCONBRIDGE COMPLETES REDEMPTION OF
PREFERRED SHARES

Zug and Toronto, 2 November 2006

Xstrata is pleased to announce that at midnight (Toronto time) on 1 November 2006 Xstrata acquired all of the remaining outstanding common shares (the "Common Shares") of Falconbridge Limited ("Falconbridge"), pursuant to the statutory compulsory acquisition procedures (the "Compulsory Acquisition"). Xstrata now beneficially owns 100% of the Common Shares.

Each shareholder of Falconbridge whose Common Shares were deemed to have been acquired under the Compulsory Acquisition will receive the equivalent of Xstrata's offer price of C$62.50 in cash for each Common Share once the shareholder delivers the certificate(s) representing those Common Shares, together with a transmittal and election form, to CIBC Mellon Trust Company in accordance with the instructions on the transmittal and election form. The aggregate cash consideration for the Common Shares acquired under this step of the Compulsory Acquisition is approximately C$19.6 million (approximately US$17.3 million).

Furthermore, on 1 November 2006, Xstrata's subsidiary, Falconbridge, completed the redemption (the "Preferred Share Redemption") of all of the outstanding Cumulative Redeemable Preferred Shares, Series F (TSX: FAL.PR.F) and Series G (TSX: FAL.PR.G), and Cumulative Preferred Shares, Series 1 for an aggregate cash consideration of approximately C$306 million (approximately US$270.4 million).

Following the completion of the Compulsory Acquisition and Preferred Share Redemption, the Toronto Stock Exchange (the "TSX") halted trading in and delisted the Common Shares, the Series F shares and the Series G shares from the TSX as of the close of the market on 1 November 2006.

Falconbridge shareholders with questions or requests for copies of the documents, please call CIBC Mellon Trust Company at +1-416-643-5500 or 1-800-387-0825. Further information is available from www.xstrata.com/falconbridge.

ends

Xstrata contacts
Claire Divver		Brigitte Mattenberger
Telephone	+44 20 7968 2871	Telephone	+41 41 726 6071
Mobile	+44 7785 964 340	Mobile	+41 79 381 1823
Email	cdivver@xstrata.com	Email	bmattenberger@xstrata.com

The offer for Falconbridge referred to herein (the "Offer") was made by Xstrata Canada Inc. (the "Offeror"), a wholly-owned indirect subsidiary of Xstrata plc ("Xstrata" or the "Company").

This announcement does not constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell, otherwise dispose of or issue, or any solicitation of any offer to sell, otherwise dispose of, issue, purchase, otherwise acquire or subscribe for, any security. The Offer was made exclusively by means of, and subject to the terms and conditions set out in, the offer and offering circular filed on 18 May 2006, as amended, varied and supplemented by the notice of extension dated 7 July 2006, the notice of variation dated 11 July 2006, the notice of variation dated 21 July 2006 and the notice of extension dated 15 August 2006, all filed with Canadian provincial and United States federal securities regulators. The Offer expired on 25 August 2006.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

Unless the context otherwise requires, references in this announcement to the Falconbridge Acquisition mean the acquisition under the Offer of all outstanding Common Shares not previously owned by the Xstrata group.

Nothing in this announcement is an offer of securities for sale or a solicitation of an offer to purchase securities in the United States or in any other jurisdiction. The securities of Xstrata referred to herein have not been and will not be registered under the US Securities Act of 1933, as amended (the "Securities Act"), and such securities may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This announcement includes statements that are, or may be deemed to be, "forward-looking statements". By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future and may be beyond Xstrata's ability to control or predict. Forward-looking statements are not guarantees of future performance. The Xstrata group's actual results of operations, financial condition, liquidity, dividend policy and the development of the industries in which it operates may differ materially from the impression created by the forward-looking statements contained in this announcement. Further, actual developments in relation to the Falconbridge Acquisition may differ materially from those contemplated by forward-looking statements depending on certain factors which include, but are not limited to, the risks that the Xstrata group may not realise the anticipated benefits, operational and other synergies and/or cost savings from the Falconbridge Acquisition and/or the acquisition by the Xstrata group of a one third interest in Cerrejón which completed on 12 May 2006, and/or the acquisition by the Xstrata group of Xstrata Tintaya S.A. ("Tintaya") which completed on 21 June 2006 and the Xstrata group may incur and/or experience unanticipated costs and/or delays or difficulties relating to integration of the enlarged Xstrata group. In addition, even if the results of operations, financial condition, liquidity and dividend policy of the Xstrata group, and the development of the industries in which it operates, are consistent with the forward-looking statements contained in this announcement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to, general economic and business conditions, commodity price volatility, industry trends, competition, changes in government and other regulation, including in relation to the environment, health and safety and taxation, labour relations and work stoppages, changes in political and economic stability, currency fluctuations (including the €/US$, £/US$, A$/US$, C$/US$, ZAR/US$, ARS/US$, CHF/US$, the Chilean peso/US$, the Colombian peso/US$, the Peruvian Sol/US$ and the Norwegian Kroner/US$ exchange rates), the Xstrata group's ability to integrate new businesses (including the Falconbridge group, the Xstrata group's interest in Cerrejón and Tintaya) and recover its reserves or develop new reserves and changes in business strategy or development plans and other risks.

Other than in accordance with its legal or regulatory obligations (including under the Listing Rules, the Disclosure Rules and the Prospectus Rules of the UK Financial Services Authority), Xstrata does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

No statement in this announcement is intended as a profit forecast and no statement in this announcement should be interpreted to mean that earnings per Xstrata ordinary share for the current or future financial years would necessarily match or exceed the historical published earnings per Xstrata ordinary share.

Neither the content of the Company's website (or any other website) nor the content of any website accessible from hyperlinks on the Company's website (or any other website) is incorporated into, or forms part of, this announcement.

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EXHIBIT A
XSTRATA COMPLETES ACQUISITION OF FALCONBRIDGE; FALCONBRIDGE COMPLETES REDEMPTION OF PREFERRED SHARES